Exhibit 99.1

Important Notice

To Directors and Executive Officers of RPM International Inc.

Regarding Blackout Period and Regulation BTR Trading Restrictions

April 19, 2018

The purpose of this notice is to inform you of an impending “blackout period” under the RPM International Inc. 401(k) Trust and Plan and the RPM International Inc. Union 401(k) Trust and Plan (the “Plans”), during which you will be prohibited from effecting any direct or indirect transactions in RPM International Inc. (“RPM”) common stock, that you acquired in connection with your service or employment as a director or executive officer of RPM. Although this blackout period will occur during the regular quarterly blackout period for trading in RPM’s stock, we are required to provide this notice to you under Rule 104 of Regulation BTR promulgated by the U.S. Securities and Exchanges Commission pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

Reason and Impact of Blackout Period

RPM is changing the record keeper and trustee of the Plans, effective June 1, 2018. During this changeover, participants in the Plans will be unable to change contribution percentages, direct or diversify investments in their respective individual accounts, obtain a Plan loan, process a loan payoff, submit withdrawal requests, or obtain a distribution from the Plans.

Length of Blackout Period

The blackout period for the Plans will begin at 4 p.m. Eastern Time on May 23, 2018, and is expected to end during the week of June 10, 2018.

Restrictions on Directors and Executive Officers During the Blackout Period

During the blackout period, directors and executive officers of RPM will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of RPM’s equity securities that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of RPM.

Please note the following:

●	“Equity securities” are defined broadly to include not only RPM’s common stock, but also stock options and other derivatives.
●

Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

●	If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Questions or Additional Information

If you have questions concerning this notice or the trading restrictions described above, please contact Janeen Kastner, whose contact information is provided below:

Janeen Kastner

RPM International Inc.

P.O. Box 777

Medina, Ohio 44258

jkastner@rpminc.com